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                                                                     Exhibit 8.1


                                November 24, 1998



To the Addressees listed
  on Schedule I hereto

         Re: Advanta Mortgage Loan Trust 1998-4A Class A Mortgage Backed Notes
             Advanta Mortgage Loan Trust 1998-4B Class B Mortgage Backed Notes Advanta Mortgage Loan Trust 1998-4C Class C Mortgage Backed Notes

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of certain notes denominated as Advanta Mortgage Loan Trust 1998-4A Class A Mortgage Backed Notes (the "Class A Notes"), Advanta Mortgage Loan Trust 1998-4B Class B Mortgage Backed Notes (the "Class B Notes") and Advanta Mortgage Loan Trust 1998-4C Class C Mortgage Backed Notes (the "Class C Notes" and together with Class A Notes and Class B Notes, the "Notes"). The Class A Notes will be issued pursuant to an Indenture, dated as of November 1, 1998 (the "Trust A Indenture") between Trust A and the Indenture Trustee. The Class B Notes will be issued pursuant to an Indenture, dated as of November 1, 1998 (the "Trust B Indenture") between Trust B and the Indenture Trustee. The Class C Notes will be issued pursuant to an Indenture, dated as of November 1, 1998 (the "Trust C Indenture," together with the Trust A Indenture and the Trust B Indenture, the "Indentures") between Trust C and the Indenture Trustee. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Indentures.

                  As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) an executed copy of each of the Class A Indenture, the Class B Indenture, the Class C Indenture and the exhibits attached thereto and (b) the Prospectus, dated September 15, 1998 and the Prospectus Supplement, dated November 2, 1998 (the Prospectus and the Prospectus Supplement, collectively, the "Prospectus").

                  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
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                  We have examined the question of the proper treatment of the
Notes for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, all of which could apply retroactively. The opinion of special tax counsel is not binding on the courts or on the Internal Revenue Service (the "IRS").

                  Based on the foregoing and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated has been the subject of any Treasury regulation, revenue ruling or judicial decision, and therefore the matter is subject to interpretation, we are of the opinion that:

                  (1) The portion of the Notes consisting of the right to receive payments of interest at the Note Formula Capped Rate for each Class will properly be treated as indebtedness for federal income tax purposes;

                  (2) The portion of the Notes consisting of the right to receive interest in excess of the Note Formula Capped Rate and up to the Note Interest Rate for each Class (the "Available Funds Amount") will be treated as a notional principal contract as defined in Treasury regulations under section 446 of the Internal Revenue Code;

                  (3) None of the Trusts will be constitute an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool for federal income tax purposes; and

                  (4) The statements contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" insofar as they constitute matters of law or legal conclusions with respect thereto, have been prepared by us and are correct in all material respects.

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

                                                        Very truly yours,

                                                        /s/ Dewey Ballantine LLP

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                                   SCHEDULE I

Advanta Mortgage Corp. USA                    Ambac Assurance Corporation
Welsh & McKean Roads                          One State Street Plaza
Spring House, Pennsylvania 19477              New York, New York 10004

Advanta Mortgage Conduit Services, Inc.       Bankers Trust Company of
10790 Rancho Bernard Drive                      California, N.A.,
San Diego, California 92127                     as Trustee
                                              Three Park Plaza
Morgan Stanley & Co. Incorporated             16th Floor
1585 Broadway                                 Irvine, California 92714
New York, New York 10036
                                              Moody's Investors Service
Advanta Mortgage Loan Trust 1998-4A           99 Church Street
Advent Mortgage Loan Trust 1998-4B            New York, New York 10007
Advanta Mortgage Loan Trust 1998-4C
c/o Wilmington Trust Company,                 Standard & Poor's Rating Group,
   as Owner Trustee                             a division of The McGraw Hill
Rodney Square North                             Companies
1108 North Market Street                      25 Broadway
Wilmington, Delaware  19890-0001              New York, New York 10004

Wilmington Trust Company,
   as Owner Trustee
Rodney Square North
1108 North Market Street
Wilmington, Delaware  19890-0001

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